Exhibit 4.1

SUPPLEMENTAL INDENTURE

Reference is made to that certain Indenture dated as of September 17, 2019 (the “Indenture”), governing the 3.750% Convertible Senior Notes due 2026 of Heska Corporation, a Delaware corporation (the “Company”), between the Company and U.S. Bank Trust Company, National Association (as successor trustee to U.S. Bank National Association), as trustee (in such capacity, the “Trustee”).  This supplemental indenture, dated as of June 13, 2023 (this “Supplemental Indenture”), is made by and between the Company and the Trustee to supplement and amend the Indenture.  Capitalized terms used in this Supplemental Indenture, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Indenture.

WHEREAS, the Company entered into the Agreement and Plan of Merger, dated March 31, 2023 (the “Merger Agreement” and the merger contemplated by the Merger Agreement, the “Merger”), by and among the Company, Antech Diagnostics, Inc. (“Acquiror”), Helsinki Merger Sub LLC, a wholly owned subsidiary of Antech (“Merger Sub”), and, solely for purposes of Section 9.15 of the Merger Agreement, Mars, Incorporated;

WHEREAS, the Merger will be consummated at the Effective Time (as defined in the Merger Agreement) on the date hereof; and

WHEREAS, Section 14.07(a) of the Indenture requires the parties to enter into this Supplemental Indenture concurrently with the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.        Unit of Reference Property.  With respect to the Merger Event resulting from the consummation of the Merger, “unit of Reference Property” shall mean $120.00 in cash, which is equivalent to the per share merger consideration as defined and specified in the Merger Agreement. From and after the Effective Date, the only form of consideration that will be payable upon conversion of any Notes shall be cash (and, for the avoidance of doubt, in no event shall any shares of Common Stock be delivered upon the conversion of any Notes).

2.        Effectiveness.  All of the provisions of this Supplemental Indenture shall be effective as of June 13, 2023.  Except as specifically provided for in this Supplemental Indenture, all of the terms of the Indenture shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Supplemental Indenture as if it formed part of the Indenture.

3.        Effect of Supplemental Indenture.  Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder and every holder of Common Stock shall be bound hereby. All the provisions of this Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

4.        Counterparts.  This Supplemental Indenture may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail or other electronic transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) shall constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

5.        Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

Heska Corporation

By:	/s/ Catherine Grassman
	Name:	Catherine Grassman
	Title:	Executive Vice President, Chief Financial Officer

U.S. Bank Trust Company, National Association,
as Trustee

By:	/s/ Michael McGuire
	Name:	Michael McGuire
	Title:	Vice President